Exhibit 10.1

EXECUTION VERSION

HFF&L (CAYMAN) HOLDINGS, LTD.

MEMBERS’ AGREEMENT

Dated November 1, 2005

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MEMBERS’ AGREEMENT

This MEMBERS’ AGREEMENT (this “Agreement”) is made on November 1, 2005, by and among HFF&L (Cayman) Holdings, Ltd., a Cayman Islands exempted company (the “Company”), and each of the following (hereinafter severally referred to as a “Member” and collectively referred to as the “Members”): (a) Hellman & Friedman Capital Partners V (Cayman), L.P., a Cayman Islands exempted limited partnership (“HFCP V (Cayman)”), Hellman & Friedman Capital Partners V (Cayman Parallel), L.P., a Cayman Islands exempted limited partnership (“HFCP V (Cayman Parallel)”, and together with HFCP V (Cayman), collectively, the “H&F Investors”); (b) Friedman Fleischer & Lowe Capital Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“FF&L (Cayman)”), FFL Parallel Fund II (Cayman), L.P., a Cayman Islands exempted limited partnership (“FF&L Parallel”), and FFL Executive Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“FF&L Executive”, and together with FF&L (Cayman) and FF&L Parallel, the “FF&L Investors”), and (c) any other Person who becomes a party hereto pursuant to Article IX.

WHEREAS, immediately prior to the execution and delivery of this Agreement, each Member purchased that number of ordinary shares, par value $0.001 per share, of the Company set forth opposite its name on Exhibit A attached hereto (such ordinary shares, together with any other equity securities hereinafter issued (or issuable upon the conversion or exercise of any security issued) or distributed by the Company shall be referred to as “Shares”); and

WHEREAS, the Members and the Company desire to provide for the management of the Company and to set forth the respective rights and obligations of the Members generally.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Company” means HFF&L (U.S.) Holdings, Inc., a Delaware corporation.

“Adverse Disclosure” means public disclosure of material non-public information which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (a) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means (a) with respect to any Person other than a natural Person, any other Person that controls, is controlled by, or is under common control with such Person; (b) with respect to any natural Person, (i) any parent, grandparent, sibling or child of such natural Person, or any individual married to any such individual or (ii) any trust established for the benefit of such natural Person or any Affiliate of such natural Person; and (c) with respect to any Person that is a trust whose sole beneficiaries are individuals, such individuals and their lineal descendants. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (a) the Company, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any Member, (b) none of the H&F Investors shall be considered Affiliates of any portfolio company in which any of the H&F Investors or any of their investment fund Affiliates have made a debt or equity investment, (c) none of the FF&L Investors shall be considered Affiliates of any portfolio company in which any of the FF&L Investors or any of their investment fund Affiliates have made a debt or equity investment, (d) none of the H&F Investors shall be considered Affiliates of any of the FF&L Investors, and (e) none of the FF&L Investors shall be considered Affiliates of any of the H&F Investors.

“Agreement” means this Members Agreement, including all Schedules hereto, as the same may be amended, supplemented, restated or modified from time to time.

“Approved Sale” has the meaning set forth in Section 7.3.

“Approved Sale Proposal” has the meaning set forth in Section 7.2(c).

“Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Chairman” has the meaning set forth in Section 3.1(g).

“Code” has the meaning set forth in Section 8.6(d).

“Company” has the meaning set forth in the preamble.

“Competitor” means any Person that is engaged in the business of writing, issuing, selling, brokering, reinsuring, endorsing, marketing, distributing, soliciting, placing or providing Insurance Products.

“Cutback Notice” has the meaning set forth in Section 5.2(d).

“Demand Period” has the meaning set forth in Section 5.3(c).

“Demand Registration” has the meaning set forth in Section 5.3(a).

“Dispute” has the meaning set forth in Section 10.4.

“Dragging Member” has the meaning set forth in Section 4.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 8.7.

“FF&L (Cayman)” has the meaning set forth in the preamble.

“FF&L Executive” has the meaning set forth in the preamble.

“FF&L Parallel” has the meaning set forth in the preamble.

“FF&L Designated Directors” has the meaning set forth in Section 3.1(b)(i)(3).

“FF&L Investors” has the meaning set forth in the preamble and includes any Affiliates of the FF&L Investors that hold Shares and have become parties to this Agreement pursuant to Article IX.

“FF&L Non-Voting Observer” has the meaning set forth in Section 3.3(b).

“H&F Designated Directors” has the meaning set forth in Section 3.1(b)(i)(1).

“H&F Investors” has the meaning set forth in the preamble and includes any Affiliates of the H&F Investors that hold Shares and have become parties to this Agreement pursuant to Article IX.

“H&F Non-Voting Observer” has the meaning set forth in Section 3.3(a).

“HFCP V (Cayman)” has the meaning set forth in the preamble.

“HFCP V (Cayman Parallel)” has the meaning set forth in the preamble.

“Holder” and “Holders” have the meaning set forth in Section 5.1(e).

“Indemnified Party” has the meaning set forth in Section 5.7(c).

“Indemnifying Party” has the meaning set forth in Section 5.7(c).

“Initial Public Offering” means the consummation of the initial underwritten public offering (or series of offerings) of Shares registered under the Securities Act.

“Initial Selling Member” has the meaning set forth in Section 4.3.

“Initiating Holders” has the meaning set forth in Section 5.1(f).

“Insurance Product” means any property, casualty or other insurance product that is issued by any of the Company’s subsidiaries at the time of determination.

“Investment Bank” has the meaning set forth in Section 7.2(a).

“JAMS” has the meaning set forth in Section 10.4.

“Management Members’ Agreement” means that certain Management Members’ Agreement, dated as of the date hereof, by and among the H&F Investors, the FF&L Investors and the management members named therein.

“Market Stand Off Period” has the meaning set forth in Section 5.13.

“Members” means each of the Members specified in the preamble and each additional Person who becomes a party to this Agreement pursuant to Article IX hereof as a member of the Company.

“New Debt” has the meaning set forth in Section 6.3(b)

“New Shares” has the meaning set forth in Section 6.3(c).

“Non-Requesting Investors” has the meaning set forth in Section 7.1.

“Non-Voting Observer” has the meaning set forth in Section 3.3(b).

“Offering Memorandum” has the meaning set forth in Section 7.2(b).

“Organizational Documents” means, in relation to a Person, its certificate or articles of incorporation, certificate of formation, certificate of limited partnership, memorandum or articles of association, bylaws, operating agreements, partnership agreements or other organizational documents.

“Participating Member” has the meaning set forth in Section 6.1(b)(ii).

“Participation Notice” has the meaning set forth in Section 6.1(a).

“Participation Portion” has the meaning set forth in Section 6.3(a).

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Post-Closing Issuance” has the meaning set forth in Section 6.3(d).

“Prior Issuance” has the meaning set forth in Section 6.1(c).

“Pro Rata Portion” has the meaning set forth in Section 4.3.

“Prospectus” has the meaning set forth in Section 5.1(d).

“Public Securities” means securities of a corporation or other entity that are (a) listed or authorized for trading on any recognized national or international securities exchange or (b) authorized for quotation in any recognized interdealer quotation system.

“Registrable Securities” has the meaning set forth in Section 5.1(b).

“Registration Statement” has the meaning set forth in Section 5.1(a).

“Rejected Sale Proposal” has the meaning set forth in Section 7.2(d).

“Request for Sale” has the meaning set forth in Section 7.1.

“Requesting Investors” has the meaning set forth in Section 7.1.

“Restricted Period” has the meaning set forth in Section 4.1(a).

“Restricted Shares” has the meaning set forth in Section 8.3(b).

“Sale of the Company” has the meaning set forth in Section 3.2(a)(x).

“Sale Proposal” has the meaning set forth in Section 7.2(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representations” has the meaning set forth in Section 4.4.

“Selling Member” has the meaning set forth in Section 4.3(b).

“Shares” has the meaning set forth in the recitals.

“Shelf Period” has the meaning set forth in Section 5.2(b).

“Shelf Registration Statement” has the meaning set forth in Section 5.1(c).

“Shelf Suspension” has the meaning set forth in Section 5.2(c).

“Special Board Right” has the meaning set forth in Section 3.1(f).

“Special Committee Right” has the meaning set forth in Section 3.1(f).

“Special Director Right” has the meaning set forth in Section 3.1(e).

“Special Member Right” has the meaning set forth in Section 3.2(a).

“STA” means The St. Paul Travelers Companies, Inc.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated August 2, 2005, as amended, entered into by and among United States Fidelity and Guaranty Company, STA, the Acquisition Company, and, solely as to Sections 1.9(b), 6.6, 12.12 and Article XV of such Stock Purchase Agreement, FF&L (Cayman), HFCP V (Cayman) and HFCP V (Cayman Parallel).

“Transfer Notice” has the meaning set forth in Section 4.3.

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” ”herein” and similar terms refer to this Agreement as a whole (including the Schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Any reference in this Agreement to $ shall mean U.S. dollars.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties.

(a) Each of the parties hereto hereby represents and warrants to each of the other parties on the date hereof as follows:

(i) Such party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority (acting through its general partner, as applicable) to conduct its business as it is now being conducted and is proposed to be conducted.

(ii) Such party has the full power, authority and legal right (acting through its general partner, as applicable) to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of such party. This Agreement has been duly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(iii) The execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation of the transactions contemplated herein by such party does not and will not violate (A) any provision of its bylaws, charter, articles of association, partnership agreement or other similar document, as applicable, (B) any provision of any material agreement to which it is a party or by which it is bound or (C) any law, rule, regulation, judgment, order or decree to which it is subject.

(iv) No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(v) Such party is not in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Agreement or to perform its obligations hereunder.

(vi) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such party to enter into this Agreement or to perform its obligations hereunder.

(vii) Such party owns the number of Shares set forth opposite such party’s name in Exhibit A attached hereto, free and clear of any and all liens, claims and encumbrances, other than those created by this Agreement.

(b) The Company represents and warrants that, on the date hereof, the authorized share capital of the Company is $50,000 and consists of 50,000,000 ordinary shares, of which 44,111,516 Shares are issued and outstanding.

ARTICLE III

GOVERNANCE

Section 3.1. Board of Directors.

(a) Size of Board. From the date hereof until an Initial Public Offering, the size of the Board shall be set at seven (7) members, unless increased or decreased in the manner set forth from time to time in the Company’s Articles of Association and Section 3.1(c) and Section 3.2 below.

(b) Board Representation.

(i) From the date hereof and until an Initial Public Offering:

(1)	The H&F Investors shall have the right to designate two (2) of the directors to the Board (such designated directors, collectively, the “H&F Designated Directors”).

(2)	The FF&L Investors shall have the right to designate two (2) of the directors to the Board (such designated directors, collectively, the “FF&L Designated Directors”).

(3)	The Board shall also include two (2) individuals who (A) shall not otherwise be an Affiliate of either the Company or any of the Members and (B) shall be mutually acceptable to the H&F Investors and the FF&L Investors.

(4)	Kevin Nish shall have the right to a seat on the Board for so long as he shall remain the Chief Executive Officer of the Acquisition Company.

(c) Appointment and Removal of Directors.

(i) The H&F Designated Directors shall be designated by HFCP V (Cayman).

(ii) The FF&L Designated Directors shall be designated by FF&L (Cayman).

(iii) Each Member shall take all necessary action to cause the Board to be comprised of the directors designated in accordance with this Section 3.1 including, without limitation, voting all of its Shares and executing written consents in favor of the directors nominated in accordance therewith.

(iv) In the event that HFCP V (Cayman) determines to remove and/or appoint an H&F Designated Director, either (A) each Member will take any action that may be required by the Company’s members in order to effect such removal and appoint a successor H&F Designated Director, or (B) the Board shall elect or appoint such successor H&F Designated Director.

(v) In the event that FF&L (Cayman) determines to remove and/or appoint an FF&L Designated Director, either (A) each Member will take any action that may be required by the Company’s members in order to effect such removal and appoint a successor FF&L Designated Director, or (B) the Board shall elect or appoint such successor FF&L Designated Director.

(d) Benefit of Board Designation Rights. The H&F Investors shall have the right to transfer or assign their rights under this Section 3.1 to designate one (1) or more directors to any Person to whom an H&F Investor transfers Shares in accordance with Article IV. The FF&L Investors shall have the right to transfer or assign their rights under this Section 3.1 to designate one (1) or more directors to any Person to whom an FF&L Investor transfers Shares in accordance with Article IV.

(e) Board Approval. Any action requiring the approval of the Board shall require the approval of at least a majority of members of the Board. In addition, from the date hereof and until an Initial Public Offering, the Company hereby covenants and agrees that it shall not take any action that requires Board approval, or any action set forth in Section 3.2(a), without the approval of the Board, which approval shall include the approval of (i) at least one (1) of the H&F Designated Directors and (ii) at least one (1) of the FF&L Designated Directors (each such special approval right of the H&F Designated Directors or the FF&L Designated Directors, as the case may be, is referred to herein as a “Special Director Right”).

(f) Board Committees. From the date hereof and until an Initial Public Offering, if the Board shall establish any committee(s) of the Board, (i) for so long as the H&F Investors have the right to designate any H&F Designated Directors, at least one (1) H&F Designated Director shall be appointed to any such committee(s) of the Board, and (ii) for so long as the FF&L Investors have the right to designate any FF&L Designated Directors, at least one (1) FF&L Designated Director shall be appointed to any such committee(s) of the Board. In addition, from the date hereof and until an Initial Public Offering, (i) for so long as the H&F Investors have the right to designate any H&F

Designated Directors, the Company hereby covenants and agrees that it shall not take any action that requires any approval of such Board committee(s), without the approval of at least one (1) of the H&F Designated Directors serving on such Board committee(s), and (ii) for so long as the FF&L Investors have the right to designate any FF&L Designated Directors, the Company hereby covenants and agrees that it shall not take any action that requires any approval of such Board committee(s), without the approval of at least one (1) of the FF&L Designated Directors serving on such Board committee(s) (each such Board committee approval right is referred to herein as the “Special Committee Right” and, together with the Special Director Right, the “Special Board Right”). Notwithstanding the foregoing, if (A) the Company is unable to obtain the approval of at least one (1) of the H&F Designated Directors and at least one (1) of the FF&L Directors for the authorization, creation or issuance of any additional class or series of share capital or the incurrence of any indebtedness pursuant to the Special Board Rights, and (B) a majority of the Board thereafter determines that the Company’s failure to obtain such requisite approvals pursuant to the Special Board Rights could reasonably be expected to cause the Company to have insufficient capital to operate its business in the ordinary course, then the Special Board Rights shall not be applicable or required for the Board or, if applicable, a Board committee to approve the authorization, creation or issuance of any additional class or series of share capital or the incurrence of any indebtedness.

(g) Chairman of the Board. The initial non-executive chairman of the Board (the “Chairman”) shall be David Lowe. In the event that David Lowe is unable to serve as Chairman, the FF&L Investors may select either Tully Friedman or Spencer Fleischer as the Chairman; provided, that if such individuals are not available or otherwise willing to serve as the Chairman, the FF&L Investors and H&F Investors shall select a Chairman who is mutually acceptable to the H&F Investors and the FF&L Investors.

(h) Termination of Board Designation Provisions. The provisions of this Section 3.1 shall terminate and be of no further force and effect upon the earlier of (i) the consummation of a transaction subject to the provisions of Section 4.4 or Article VII or (ii) an Initial Public Offering.

(i) Transferability of Approval Rights. The Special Board Rights to which the H&F Designated Directors and the FF&L Designated Directors may be entitled, as set forth in Section 3.1(e) and Section 3.1(f), shall only be transferable or assignable by a Member (i) to an Affiliate of such Member or (ii) in connection with a transfer of Shares representing at least a majority of the then-outstanding Shares of the Company in compliance with Article IV. No other transfers of the Special Board Rights shall be permitted without the consent of the FF&L Investors and the H&F Investors, as applicable.

Section 3.2. Member Approval Rights.

(a) At any time prior to an Initial Public Offering, the following actions by the Company and, to the extent permitted by Applicable Law, any of its subsidiaries, shall require the prior approval (by vote or written consent) of each of the H&F Investors and the FF&L Investors (each such Member approval right is referred to herein as the “Special Member Right”), respectively:

(i) any amendment to, or waiver or modification of, the Memorandum of Association or Articles of Association of the Company or the Organizational Documents of any of its subsidiaries;

(ii)(A) the authorization, creation or issuance of any additional class or series of share capital (whether junior, pari passu or senior to the Shares issued to the Members on the date hereof) or (B) the creation or authorization of any obligation or security convertible into shares of any class or series of share capital (whether junior, pari passu or senior to such Shares);

(iii) the repurchase or redemption of any Shares;

(iv) the declaration or payment of any dividends on the Shares;

(v) any filing made seeking to adjudicate the Company as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, or other relief with respect to the Company or its debts, or any general assignment of the Company’s assets for the benefit of the Company’s creditors;

(vi) the liquidation, dissolution or winding-up of the business and affairs of the Company or consenting to any of the foregoing;

(vii) any change in the number of members constituting the Board;

(viii) any change in the corporate structure and organization of the Company or any of its foreign subsidiaries above the Acquisition Company or the U.S. or foreign tax status of the Company or any of its foreign subsidiaries above the Acquisition Company;

(ix) an initial public offering of Shares registered under the Securities Act;

(x)(A) the acquisition of the Company by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, scheme of arrangement, consolidation, recapitalization or other similar transaction) in which the Company’s members of record immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Company’s acquisition or otherwise) fail to hold at least fifty percent (50%) of the voting power of the resulting or surviving corporation or other surviving entity, as applicable, following such acquisition, or (B) the sale of all or substantially all of the Company’s and its subsidiaries’ assets, taken as a whole (a “Sale of the Company”); provided that this Section 3.2(a)(x) shall not apply to a Sale of the Company pursuant to Article VII hereof;

(xi) any sale, conveyance or other disposal of more than five percent (5%) of the Company and its subsidiaries’ assets, taken as a whole, with such percentage calculated by dividing (A) the valuation of the assets to be received as a result of such sale, conveyance or disposal by (B) the total assets on the Company’s most recent balance sheet;

(xii) any transaction with any Member or one of its Affiliates or portfolio companies;

(xiii) the hiring or termination of the chief executive officer, chief financial officer or chief operating officer of the Company or any of its subsidiaries;

(xiv) the incurrence of any indebtedness by the Company or any of its subsidiaries (unless reflected in the Company’s annual business and operating plan approved in accordance herewith or immaterial in amount and incurred in the ordinary course of business);

(xv)(A) the adoption of the annual business and operating plan of the Company and its subsidiaries (including the reinsurance program of the Company or its subsidiaries), (B) any material change or deviation from the annual business and operating plan; or (C) any material change in the nature of the lines of business of the Company and its subsidiaries (as reflected in the Company’s annual business and operating plan); and

(xvi) any other action material to the Company and its subsidiaries, taken as a whole.

(b) To the extent any of the actions set forth in Section 3.2(a) require member approval under applicable Cayman Islands law, the Company hereby covenants and agrees that it shall not solicit approval from the other members of the Company without first obtaining the requisite approval of the H&F Investors and the FF&L Investors pursuant to Section 3.2(a) above.

(c) Notwithstanding the foregoing, if (A) the Company is unable to obtain the approval of the H&F Investors and the FF&L Investors for the authorization, creation or issuance of any additional class or series of share capital or the incurrence of any indebtedness pursuant to the Special Member Rights, and (B) a majority of the Board thereafter determines that the Company’s failure to obtain such requisite approvals pursuant to the Special Member Right could reasonably be expected to cause the Company to have insufficient capital to operate its business in the ordinary course, then the Special Member Rights shall not be applicable or required for the Company to approve the authorization, creation or issuance of any additional class or series of share capital (as set forth in Section 3.2(a)(ii) above) or the incurrence of any indebtedness (as set forth in Section 3.2(a)(xiv) above), and in lieu thereof, Board approval and only such member approval as required under applicable Cayman Islands law shall be required to approve such matters.

(d) The Special Member Rights shall only be transferable or assignable by a Member (i) to an Affiliate of such Member or (ii) in connection with the transfer of Shares representing at least a majority of the then-outstanding Shares of the Company in compliance with Article IV. No other transfers of the Special Member Rights shall be permitted without the consent of the FF&L Investors and the H&F Investors, as applicable.

Section 3.3. Non-Voting Observers to the Board.

(a) If no designee, representative or Affiliate of the H&F Investors is serving as a member of the Board, whether prior to or after an Initial Public Offering, the H&F Investors shall have the right to designate a designee, representative or Affiliate as a non-voting observer to the Board (the “H&F Non-Voting Observer”) and to the board of directors of each subsidiary of the Company.

(b) If no designee, representative or Affiliate of the FF&L Investors is serving as a member of the Board, whether prior to or after an Initial Public Offering, the FF&L Investors shall have the right to designate a designee, representative or Affiliate as a non-voting observer to the Board (the “FF&L Non-Voting Observer”, together with the H&F Non-Voting Observer, the “Non-Voting Observers”) and to the board of directors of each subsidiary of the Company.

(c) The Non-Voting Observers shall be entitled to be present at all meetings of the Board and such observers shall be notified of any meeting of the Board, including such meeting’s time and place, in the same manner and to the same extent as Board members. The Non-Voting Observers shall have the same access to information (including copies of all materials distributed to members of the Board) concerning the business and operations of the Company as Board members and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board without voting. The Non-Voting Observers shall have a duty of confidentiality to the Company comparable to the duty of confidentiality of a director of the Company and, if requested by the Company, will enter into a confidentiality agreement mutually acceptable to the Company and the Non-Voting Observer. The Non-Voting Observers attending a meeting of the Board shall be entitled to reimbursement from the Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending such meeting.

(d) Notwithstanding the foregoing, if an issue is to be discussed or otherwise arises at any meeting of the Board which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, cannot be discussed in the presence of the Non-Voting Observers in order to avoid a conflict of interest on the part of the Non-Voting Observers or to preserve an attorney-client or accountant-client or any other available privilege, then such issue may be discussed without the Non-Voting Observers being present and may be deleted from any materials being distributed in connection with any meeting at which such issues are to be discussed, so long as the Non-Voting Observers are given notice of the occurrence of such meeting and the deletion of such information from such materials.

(e) If (i) reasonably required, in order to qualify any of the Shares as a venture capital investment (as defined in the Department of Labor Regulation §2510.3-101) or (ii) the H&F Investors or the FF&L Investors, as the case may be, are unable for any reason (including pursuant to this Agreement) to appoint a Non-Voting Observer to the Board, then the Company shall, subject to Section 3.3(d), promptly provide true and correct copies of all documents, reports, financial data, and such additional financial and other information with respect to the Company, and its subsidiaries as the H&F Investors and the FF&L Investors (and any other parent company of the H&F Investors and the FF&L Investors that is a venture capital operating company) may from time to time reasonably request.

(f) The H&F Investors and the FF&L Investors shall be permitted to assign their rights to designate a non-voting observer to the Board pursuant to this Section 3.3 to any Person to whom a H&F Investor or a FF&L Investor transfers Shares in compliance with Article IV hereof.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1. General Restrictions on Transfers.

(a) Except for transfers permitted in accordance with Sections 4.2, 4.4, 5.2, 5.3 or 5.4 of this Agreement, during the four (4) year period immediately following the date of this Agreement (the “Restricted Period”), no Member may transfer by way of sale, exchange, assignment, pledge, gift or other disposition (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any Shares (whether held in its own right or by its representative) to any Person.

(b) In addition, no Member may transfer any Shares unless (i) such transfer of Shares is made on the Register of Members of the Company and is not in violation of the provisions of this Article IV and (ii) the transferee of such Shares (if other than (A) the Company or another Member, (B) a transferee of Shares made under Rule 144 or any successor provision under the Securities Act, or (C) a transferee of Shares pursuant to an offer and sale registered under the Securities Act) agrees to become a party to this Agreement pursuant to Article IX hereof and executes such further documents as may be necessary, in the opinion of the Board, to make him, her or it a party hereto.

(c) Any purported transfer of Shares other than in accordance with this Agreement by any Members shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its Register of Members any change in record ownership of Shares pursuant to any such transfer.

(d) The Company shall not issue any Shares, or securities convertible into or exchangeable or exercisable for any Shares, upon original issue or reissue or otherwise dispose of any Shares (other than Shares registered under the Securities Act) unless the recipient or transferee of such Shares (if other than an existing Member) shall agree to become a party to this Agreement pursuant to Article IX hereof (or, in the case of a member of management of the Company or any of its subsidiaries, a party to the Management Members’ Agreement) and executes such further documents as may be necessary, in the opinion of the Board, to make him, her or it a party hereto (or thereto).

(e) Each Member acknowledges that the Shares have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Member agrees that it will not transfer any Shares at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Shares under any such laws or a breach of any undertaking or agreement of such Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each Member agrees that any certificates representing Shares to be held by it shall bear the restrictive legend set forth in Section 8.3(a).

(f) No Member shall grant any proxy or enter into or agree to be bound by any voting trust or similar arrangement with respect to any Shares or enter into any agreements or arrangements with any Person with respect to any Shares, in each case, that is inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Members or holders of Shares who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Shares, or the exercise of any rights hereunder, nor shall any Member act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting (if applicable) of any Shares, or the exercise of any rights hereunder, in any manner which is inconsistent with the provisions of this Agreement.

(g) No Member may transfer any Shares to any Competitor of the Company or any Affiliate of such Competitor, unless such transfer is consummated pursuant to Section 4.4.

Section 4.2. Permitted Transfers to Affiliates.

(a) Notwithstanding the prohibition on transfers contemplated by this Article IV, a Member may transfer any or all of the Shares held by it to any of its Affiliates, without complying with the provisions of this Article IV other than Section 4.1(b) through (g); provided that (i) such Affiliate shall have agreed in writing with all parties hereto that it will immediately transfer all Shares and all rights and obligations hereunder to such Member or another Affiliate of such Member if it ceases to be an Affiliate of such Member and (ii) as a condition to such transfer, such Affiliate shall become a party to this Agreement as provided in Section 4.1(b).

(b) Following an Initial Public Offering, if any Member intends to make any distribution of such Member’s Shares to its partners, members or shareholders, as applicable, such Member shall provide written notice to the other Members of such intention to make such distribution at least fifteen (15) days prior to any such distribution. The Members entitled to receive such notice pursuant to this Section 4.2(b) shall also be entitled to distribute such Member’s Shares to its partners, members or shareholders, as applicable, during the same period of time set forth in the written notice, subject to the limitations set forth below. Following delivery of such notice, the Members shall cooperate in good faith to determine the aggregate number of Shares held by all Members that could be reasonably distributed to such Members’ partners, members or shareholders, as applicable, without causing a material disruption to the market price for such Shares. Thereafter, each of the Members shall be entitled to distribute its pro rata portion of such aggregate number of Shares to its respective partners, members or shareholders, as applicable.

Section 4.3. Tag-Along Rights.

(a) If one or more of the Members proposes to transfer, in a single transaction or a series of related transactions, any of its Shares to another Person (other than to an Affiliate pursuant to Section 4.2 or in a transaction pursuant to Section 4.4), such Members (the “Initial Selling Members”) shall give written notice (a “Transfer Notice”) of such proposed transfer to all other Members at least twenty (20) days (or in the case of a block trade in Section 4.3(c) hereof, five (5) days) prior to the consummation of such proposed transfer, setting forth (i) the number of Shares proposed to be transferred, (ii) the consideration to be received for such Shares by such Initial Selling Members (which shall be the same in all respects for all Selling Members (as defined below)), (iii) the identity of the purchaser of such Shares, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that each such other Member shall have the right to elect to sell up to its Pro Rata Portion of such Shares in such transfer.

(b) Upon receipt of a Transfer Notice, each Member may elect to sell up to its Pro Rata Portion of Shares, at the same price per Share and pursuant to the same terms and conditions with respect to payment for the Shares as agreed to by the Initial Selling Members, by sending written notice to each of the Initial Selling Members within fifteen (15) days of the date of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of Shares in the same transaction, which election shall be irrevocable. Following such fifteen (15) day period, each of the Initial Selling Members and each other Member that has delivered such written notice (each a “Selling Member”), concurrently with the Initial Selling Members, shall be permitted to sell to the purchaser on the terms and conditions with respect to payment set forth in the Transfer Notice its Pro Rata Portion of Shares. All costs and expenses incurred by the Initial Selling Members in connection with such sale shall be borne by the Initial Selling Members and each Selling Member on a pro rata basis in accordance with the number of Shares being sold by each.

(c) If an Initial Selling Member proposes to sell Shares in a block trade or similar transaction, such Member shall specify in such Transfer Notice to each other Member, (i) that such Member intends to initiate a block trade, (ii) the number of Shares proposed to be sold in the transaction, (iii) the minimum price at which such trade would be effected, (iv) other material terms and conditions to such proposed trade and (iv) the date of the proposed sale. Upon receipt of a Transfer Notice, each other Member may elect to sell up to its Pro Rata Portion of Shares in such block trade or similar transaction, at the same price per Share and pursuant to the same terms and conditions with respect to payment for the Shares as agreed to by the Initial Selling Member, by sending written notice to the Initial Selling Member within three (3) days of the date of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of Shares in the same transaction, which election shall be irrevocable. Following delivery of such written notice, each Selling Member, concurrently with the Initial Selling Member, shall be permitted to sell, on the terms and conditions set forth in the Transfer Notice, its Pro Rata Portion of Shares to be sold in such block trade or similar transaction. All costs and expenses incurred by the Initial Selling Member in connection with such sale shall be borne by the Initial Selling Member and each Selling Member on a pro rata basis in accordance with the number of Shares being sold by each.

(d) For purposes of this Section 4.3, “Pro Rata Portion” shall mean, with respect to Shares held by any Initial Selling Member or Selling Member, a number equal to the product of (i) the total number of Shares owned by such Initial Selling Member or Selling Member, as the case may be, and (ii) a fraction, the numerator of which shall be the total number of Shares proposed to be sold to a purchaser as set forth in a Transfer Notice and the denominator of which shall be the total number of Shares owned by all the Initial Selling Members, the Selling Members and any other Person who has the right to participate in a transaction contemplated by this Section 4.3 pursuant to the Management Members Agreement.

(e) The rights of any Member to participate in a transaction contemplated by this Section 4.3 will terminate when (i) the Shares held by such Member are freely tradeable in open market transactions without being subject to volume limitations pursuant to Rule 144 under the Securities Act and (ii) such Member and its Affiliates beneficially own five percent (5%) or less of the outstanding Shares.

(f) No Member shall be obligated to permit any other Member to participate in a transfer under this Section 4.3 after the eighteen (18) month anniversary of an Initial Public Offering.

(g) The Members shall have the right to transfer or assign their rights under this Section 4.3 to any Person to whom a Member transfers Shares in accordance with Article IV.

Section 4.4. Drag-Along Rights.

(a) At any time prior to an Initial Public Offering, in the event that the Company’s Board of Directors and each of the H&F Investors and the FF&L Investors approve a Sale of the Company, then, following such approval, the H&F Investors and the FF&L Investors (the “Dragging Members”) may give notice to the other Members that either the Company or the Dragging Members intend to enter into such transaction or transactions involving the Sale of the Company, and that the Dragging Members desire to cause the other Members to participate on a pro rata basis in such transaction on the same terms and conditions as available to the Dragging Members; provided, that the Members shall make customary representations and warranties of security holders with respect to themselves and their ownership of securities (“Seller Representations”) and shall participate on a pro rata basis with the other Members in any indemnification obligations related to such transaction (other than with respect to Seller Representations, for which each Member shall be solely responsible). Such notice shall also specify (i) the consideration, if any, to be received by the Members and any other material terms and conditions of the proposed transaction (which price shall be the same in all respects and the other material terms and conditions, to the extent applicable, shall be the same in all material respects for all Members), (ii) the identity of the other Person or Persons party to the transaction, (iii) the date of completion of the proposed transaction (which date shall be not less than twenty (20) days after the date of the notice) and (iv) the action or actions required of each Member in order to complete or facilitate such proposed transaction (including the sale of a pro rata portion (based on the total number of Shares) of the Shares held by the Members or the voting of all such Shares in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights). The Dragging Members agree to provide any further information about the transaction reasonably requested by any Member, subject to any restrictions on disclosure pursuant to applicable law or contract (unless such Member is willing to agree to the terms of any such contract). Upon receipt of such notice, each Member shall be obligated to take the action or actions referred to in clause (iv) above. All out-of-pocket costs and expenses incurred by the Dragging Members in connection with the consummation of such sale shall be borne by the Dragging Members and each other Member on a pro rata basis in accordance with the number of Shares being sold by each such Member.

(b) Notwithstanding anything to the contrary contained in this Agreement, any Shares that have been transferred, sold or assigned in accordance with this Article IV shall remain subject to the terms and conditions of this Section 4.4, and any transferee of Shares, whether or not a party to this Agreement, shall be deemed a Member for purposes of this Section 4.4 upon receipt of such Shares.

ARTICLE V

REGISTRATION RIGHTS

The Company hereby grants to each of the Holders the registration rights set forth in this Article V, with respect to the Registrable Securities owned by such Holders.

Section 5.1. Certain Definitions. As used in this Article V:

(a) The terms “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a registration statement (the “Registration Statement”) in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(b) The term “Registrable Securities” means (i) Shares held by Members or any transferee pursuant to Section 5.9 below and (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities; provided, however, that Shares or other securities shall cease to be treated as Registrable Securities if (A) a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (B) such security is sold pursuant to Rule 144 under the Securities Act (or another exemption from the registration requirements of the Securities Act), (C) such security ceases to be outstanding or (D) the Holder thereof, together with its Affiliates, beneficially owns less than one percent (1%) of the Shares that are outstanding at such time and such Holder is able to dispose of all of its Registrable Securities in any ninety (90) day period pursuant to Rule 144 under the Securities Act (or any similar or analogous rule promulgated under the Securities Act).

(c) The term “Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-1 or on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

(d) The term “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

(e) The terms “Holder” or “Holders” means any Member or all of the Members (and any transferee pursuant to Section 5.9 below) holding Registrable Securities, securities exercisable or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.

(f) The term “Initiating Holders” means (A) one or more H&F Investors (and any transferee pursuant to Section 5.9 below), or (B) one or more FF&L Investors (and any transferee pursuant to Section 5.9 below); provided, however, that solely for purposes of Section 5.3 (Demand Registration) below, from the date hereof until the twelve (12) month anniversary of an Initial Public Offering, “Initiating Holders” means (A) one or more H&F Investors (and any transferee pursuant to Section 5.9 below), and (B) one or more FF&L Investors (and any transferee pursuant to Section 5.9 below).

Section 5.2. Shelf Registration

(a) Filing. Upon a demand by the Initiating Holders, and subject to the Company’s rights under Section 5.2(c), the Company shall as promptly as practicable file with the SEC a Shelf Registration Statement relating to the offer and sale of Registrable Securities by any Holders thereof from time to time in accordance with the methods of distribution elected by the Initiating Holders and set forth in the Shelf Registration Statement and, thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act. Upon receipt of a demand by the Initiating Holders pursuant to this Section 5.2(a), the Company shall give prompt written notice of such registration (but in no event less than ten (10) days before the anticipated filing date of the Shelf Registration Statement) to the other Initiating Holders, and the Initiating Holders shall be permitted to include in such registration (and any related qualification under state securities laws or other compliance) and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within ten (10) days after receipt of such written notice from the Company by such other Initiating Holders.

(b) Continued Effectiveness. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement filed pursuant to Section 5.2(a) hereof continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement and (ii) such shorter period as the Initiating Holders may determine (such period of effectiveness, the “Shelf Period”). Subject to Section 5.2(c) hereof, the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf

Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

(c) Suspension of Filing or Registration. If the Company shall furnish to the Initiating Holders a certificate signed by the President or equivalent senior executive of the Company, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than thirty (30) days within which to delay the filing or effectiveness of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that unless consented to in writing by the Initiating Holders, the Company shall not be permitted to exercise a Shelf Suspension more than once during any twelve (12) month period. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission prior to the expiration of the Shelf Suspension and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding.

(d) Underwriting.

(i) If the Initiating Holders so elect, such offering of Registrable Securities shall be in the form of an underwritten offering, and the Company shall, if required, amend or supplement the Shelf Registration Statement for such purpose. The Initiating Holders shall have the right to select the underwriter or underwriters to administer such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

(ii) The Company shall, together with all Holders of Registrable Securities proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by at least seventy-five percent (75%) of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 5.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering (a “Cutback Notice”), and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(iii) If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

Section 5.3. Demand Registration.

(a) Holders’ Demand for Registration. If the Company shall receive from the Initiating Holders a written demand that the Company effect any registration (a “Demand Registration”) of Registrable Securities held by such Holders having an anticipated net aggregate offering price (after deduction of underwriter commissions and offering expenses) of at least $25,000,000, the Company will:

(i) promptly (but in any event within ten (10) days of receipt of a written demand from an Initiating Holder) give written notice of the proposed registration to all other Holders; and

(ii) use its reasonable best efforts to effect such registration as soon as practicable and as will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within fifteen (15) days after such written notice is given; provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 5.3 if the Company shall furnish to such Holders a certificate signed by the President or equivalent senior executive of the Company, stating that the filing or effectiveness of such Registration Statement would require the Company to make an Adverse Disclosure, in which case the Company shall have an additional period of not more than thirty (30) days within which to file such Registration Statement; provided, however, that the Company shall not use this right more than once in any twelve (12) month period.

(b) Underwriting.

(i) If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwritten offering, they shall so advise the

Company as part of their demand made pursuant to this Section 5.3 and the Company shall include such information in the written notice referred to in Section 5.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 5.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

(ii) The Company shall, together with all Holders of Registrable Securities of the Company proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by at least seventy-five percent (75%) of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 5.3, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall deliver a Cutback Notice, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(iii) If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

(iv) If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other Members) in such registration if the underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

(c) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

(d) Restrictions on Registration. Notwithstanding the rights and obligations set forth in Section 5.3(a):

(i) In no event shall the Company be obligated to take any action to effect more than four (4) Demand Registrations in any twelve (12) month period;

(ii) In no event shall the Company be obligated to take any action to effect any Demand Registration on Form S-1 after the Company has effected four (4) such Demand Registrations; and

(iii) The Initiating Holders shall be permitted to initiate an unlimited number of Demand Registrations on Form S-3.

Section 5.4. Piggyback Registration.

(a) Company Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of security holders (other than in a registration relating solely to employee benefit plans, a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), a registration pursuant to which the Company is offering to exchange its own securities, a registration statement relating solely to dividend reinvestment or similar plans or a registration pursuant to Section 5.2 or 5.3 hereof), the Company will:

(i) promptly (but in no event less than fifteen (15) days before the anticipated filing date of the registration statement offering such registration) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 5.4(b) below.

Notwithstanding the foregoing, this Section 5.4 shall not apply to an Initial Public Offering unless the Initiating Holders elect to participate in such registration.

(b) Underwriting.

(i) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.4(a)(i). In such event the right of any Holder to registration pursuant to this Section 5.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

(ii) All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.4, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company shall deliver a Cutback Notice, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among the holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities held by each such holder at the time of filing the Registration Statement. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. Nothing in this Section 5.4(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

(iii) If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

Section 5.5. Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Sections 5.2, 5.3 and 5.4, including, without limitation, all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company (and the reasonable fees and disbursements of one separate counsel for the participating Holders chosen by the Holders of a majority of Registrable Securities being registered) and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay share transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities.

Section 5.6. Obligations of the Company. Whenever required under this Article V to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its diligent efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of one hundred eighty (180) days or until the Holder or Holders have completed the distribution relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such registration statement;

(c) permit any Holder which, in the reasonable judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d) furnish to the Holders such numbers of copies of a Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) use its diligent efforts to register or otherwise qualify the securities covered by such Registration Statement under such other securities laws of such states and other jurisdictions as shall be reasonably requested by the Holders or the managing underwriter, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information;

(h) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(i) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(j) make every commercially reasonable effort to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(k) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(l) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Sections 5.2(b), 5.3(c) and 5.6(a), as applicable; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(m) obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(n) in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, with copies to the Holders of Registrable Securities included in such registration, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(o) use its reasonable best efforts to list the Registrable Securities that are Shares covered by such Registration Statement with any securities exchange on which the Shares are then listed;

(p) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(q) cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities;

(r) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder; and

(s) in the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

Section 5.7. Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, members, managers, employees, partners and agents, and each Person controlling such Holder and its officers, directors, members, employees, partners and agents, with respect to any registration, qualification or compliance effected pursuant to this Article V, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (iii) any failure or alleged failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities and will reimburse, as incurred, each such Holder, each such underwriter, each such controlling Person of the foregoing and each such director, officer, member, manager, employee, partner and agent of the foregoing, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.

(b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article V, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, members, managers, employees, partners and agents and each Person controlling such other Holder and its officers, directors, members, managers, employees and agents, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, Prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, each such controlling Person of the foregoing and each such director, officer, member, manager, employee, partner and agent of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, Prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 5.7(b).

(c) Each party entitled to indemnification under this Section 5.7 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.

(d) In order to provide for just and equitable contribution in the event that the indemnification contemplated by this Section 5.7 is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds received by such Holder from the sale of securities under such Registration Statement and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 5.7 shall survive the transfer of any Registrable Securities by such Holder.

Section 5.8. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article V.

Section 5.9. Transfer of Registration Rights. The rights contained in this Article V, including, without limitation, those in Sections 5.2, 5.3 and 5.4 hereof, to cause the Company to register the Registrable Securities may be transferred or assigned by a Holder pursuant to a transfer of Shares in compliance with Article IV.

Section 5.10. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration effected pursuant to this Article V as the result of any controversy that might arise with respect to the interpretation or implementation of this Article V.

Section 5.11. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of each of the H&F Investors and the FF&L Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to

(a) require the Company to effect a registration or (b) include any securities in any registration filed under Sections 5.2, 5.3 or 5.4 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included in such registration.

Section 5.12. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company, following an Initial Public Offering, agrees to use its diligent efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act; and

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements);

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 5.13. “Market Stand Off” Agreement. Each Holder hereby agrees that during (a) such period following the effective date of a Registration Statement of the Company filed in connection with an Initial Public Offering as the H&F Investors and the FF&L Investors may agree to with the underwriter or underwriters of such offering and (b) such period following the effective date of a registration statement of the Company filed under the Securities Act subsequent to an Initial Public Offering as the H&F Investors and the FF&L Investors may agree to with the underwriter or underwriters of such offering (each such period in clause (a) and (b), a “Market Stand Off Period”), with respect to any underwritten offering that includes any Registrable Securities of such Holder or its Affiliates it shall not, to the extent requested in writing by the Company and any underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Shares held by it at any time during such period except Shares included in such registration, unless such restrictions are waived by the Company and such underwriter with respect to all Members. The H&F Investors and the FF&L Investors shall cooperate in good faith to negotiate the applicable Market Stand Off Period with the underwriter or underwriters of any such offering.

ARTICLE VI

RIGHT OF PARTICIPATION

Section 6.1. Right of Participation.

(a) Offer. Not less than fifteen (15) days nor more than thirty (30) days prior to the consummation of a Post-Closing Issuance, a notice (each a “Participation Notice”) shall be furnished by the Company to each Member. Each Participation Notice shall include:

(i) the principal terms and conditions of the proposed Post-Closing Issuance, including the number of New Shares or the aggregate principal amount of New Debt, as the case may be, to be included in the Post-Closing Issuance and, if known, the proposed date of the Post-Closing Issuance;

(ii) in the case of an issuance of New Shares, an offer by the Company to issue, at the option of each Member, to such Member such portion of the New Shares to be included in the Post-Closing Issuance as may be requested by such Member (not to exceed such Member’s Participation Portion of the total amount of New Shares to be included in the Post-Closing Issuance), at the same price per share, with respect to each New Share included in the Post-Closing Issuance; and

(iii) in the case of an issuance of New Debt, an offer by the Company to issue, at the option of each Member, to such Member such portion of the New Debt to be issued in the Post-Closing Issuance as may be requested by such Member (not to exceed such Member’s Participation Portion of the aggregate amount of New Debt to be issued in the Post-Closing Issuance), on identical terms, with respect to New Debt included in the Post-Closing Issuance.

(b) Exercise.

(i) Each Member desiring to accept the offer contained in the Participation Notice shall accept such offer by furnishing a written notice of such acceptance to the Company within ten (10) days after the date of delivery of the Participation Notice specifying the number of New Shares (not to exceed the Participation Portion of the total number of New Shares to be included in the Post-Closing Issuance) which such Member desires to purchase or the amount of New Debt (not to exceed the Participation Portion of the total amount of New Debt to be issued in the Post-Closing Issuance) which such Member desires to purchase (each a “Participating Member”). Each Member who does not accept such offer in compliance with the above requirements shall be deemed to have waived all of such Member’s rights to participate in such Post-Closing Issuance, and the Company shall thereafter be free to issue New Shares or New Debt, as the case may be, in such Post-Closing Issuance to the Participating Members, at the same per share price or pursuant to the same terms as set forth in the Participation Notice.

(ii) The acceptance of each Participating Member shall be irrevocable except as hereinafter provided, and each such Participating Member shall be bound and obligated to acquire in the Post-Closing Issuance at the same price per share such number of New Shares or such amount of New Debt as such Participating Member shall have specified in such Participating Member’s written commitment; provided, that such Participating Member’s commitment shall be revocable upon the occurrence of a material change, whether positive or negative, in the Company’s business, operations, condition (financial or otherwise), assets, liabilities or prospects. Notwithstanding the foregoing, if the Company does not consummate the proposed sale of the New Shares or the issuance of New Debt, then each Participating Member shall be under no obligation to acquire any New Shares or loan any funds or acquire any debt securities in connection with the issuance of New Debt.

(c) Impracticability. If the Board determines that it is reasonably necessary for the Company to effect any Post-Closing Issuance in a manner in which the Company cannot comply with the notice period requirements set forth in Section 6.1(a), the Company shall nevertheless be permitted to effect such Post-Closing Issuance (the “Prior Issuance”) without first complying with the provisions of this Section 6.1, so long as the terms of such Prior Issuance require the Company to subsequently and promptly comply with the provisions of this Section 6.1 either by (i) issuing additional New Shares or New Debt or (ii) requiring the purchaser of securities in the Prior Issuance to sell and transfer (on the same terms that such purchaser acquired such securities) a portion of such securities that would permit the Company to comply with Section 6.1. In the event that the Company or such purchaser undertakes a transaction contemplated by clause (i) or (ii) of the preceding sentence, the notice and exercise periods set forth in Section 6.1(a) and (b) shall apply to such transaction.

Section 6.2. Acquired Shares. Any Shares acquired by any Member pursuant to this Article VI, including any Shares issued in connection with the conversion of any convertible New Debt, shall be deemed for all purposes hereof to be Shares hereunder.

Section 6.3. Certain Definitions Used in this Article VI.

(a) In the case of New Shares, “Participation Portion” shall mean, for each Member as of the date of the relevant Participation Notice, the product of (i) the total number of New Shares proposed to be issued by the Company in the Post-Closing Issuance as set forth in the Participation Notice, and (ii) a fraction, the numerator of which is the aggregate number of Shares owned by such Member as of the date of the relevant Participation Notice and the denominator of which is the total number of Shares owned by all Members as of the date of the relevant Participation Notice. In the case of an issuance of New Debt, “Participation Portion” shall mean, for each Member as of the date of the relevant Participation Notice, the product of (i) the aggregate principal amount of New Debt proposed to be issued by the Company in the Post-Closing Issuance as set forth in the Participation Notice, and (ii) a fraction, the numerator of which is the aggregate number of Shares owned by such Member as of the date of the relevant Participation Notice and the denominator of which is the total number of Shares owned by all Members as of the date of the relevant Participation Notice.

(b) “New Debt” shall mean any debt securities proposed to be issued and sold by the Company or any debt to be incurred by the Company, other than debt or debt securities issuances made entirely to Persons other than the Members or any of their respective Affiliates.

(c) “New Shares” shall mean any Shares or other equity securities, or securities convertible into or exchangeable or exercisable for any Shares or other equity Securities, proposed to be issued and sold by the Company or any of its subsidiaries.

(d) “Post-Closing Issuance” shall mean any issuance of New Shares after the date of this Agreement.

Section 6.4. Inapplicability/Termination of Article VI. The rights set forth in this Article VI shall not apply to (a) an Initial Public Offering, (b) the issuance of New Shares to the employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, (c) the issuance of New Shares pursuant to the conversion or exercise of convertible or exercisable securities issued to the employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, (d) the issuance of New Shares in a business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of shares or otherwise, or (e) any other issuance of New Shares if the Board determines in good faith that the inapplicability of this Article VI to such issuance would be in the best interests of all of the Members. This Article VI shall terminate and be of no further force and effect upon an Initial Public Offering.

Section 6.5. Transfer of Participation Rights. The rights contained in this Article VI may be assigned or otherwise conveyed by a Member pursuant to a transfer of Shares permitted under Article IV.

ARTICLE VII

SALE OF THE COMPANY

Section 7.1. Request for Sale. At any time (a) following the four (4) year anniversary of the date of this Agreement and (b) prior to an Initial Public Offering, the H&F Investors or FF&L Investors (with such requesting party referred to herein as the “Requesting Investors” and the other party referred to as the “Non-Requesting Investors”) may be entitled to request the Sale of the Company, by delivering to the Company and the other Members a written notice (a “Request for Sale”) setting forth such request; provided, that neither the H&F Investors nor the FF&L Investors may submit more than one (1) Request for Sale in any period of six (6) consecutive months; provided further, that in no event shall a Requesting Investor or an Affiliate or portfolio company of the Requesting Investor be a counterparty to a Sale of the Company pursuant to this Article VII.

Section 7.2. Proposals for Sale of the Company.

(a) The Company shall, within thirty (30) days of the receipt of the Request for Sale, retain an independent U.S. recognized investment banking firm whose identity and terms of retention shall be reasonably acceptable to the Company and the Requesting Holders (the “Investment Bank”) to assist the Company in connection with the Sale of the Company.

(b) The Company shall ensure that the Investment Bank shall, as soon as is reasonably practicable and in no event later than sixty (60) days after its selection, prepare and deliver to the Company and the Requesting Holders such offering memorandum or confidential information memorandum as shall be customary for the sale of companies in businesses similar to that of the Company (the “Offering Memorandum”). The Investment Bank shall have the authority to (i) solicit and evaluate proposals to consummate the Sale of the Company (each a “Sale Proposal”) and (ii) hire agents, appraisers, and other professionals for and on behalf of the Company in connection therewith, and shall promptly present each Sale Proposal received by it to the Company and the Requesting Investors. The Company shall cooperate with the Investment Bank and use its reasonable best efforts to procure and develop Sale Proposals, including making members of the Company’s management available to meet with prospective purchasers, providing for the inspection of the Company’s facilities by prospective purchasers, and ensuring the cooperation of the Company’s counsel and independent public accountants with the Investment Bank and any such prospective purchasers, all subject to reasonable limitations as to timing of access and the preservation of the Company’s privileged and confidential information. Sale Proposals will be evaluated by the Board and the Requesting Investors upon substantial completion of the Investment Bank’s efforts to procure and develop Sale Proposals. The Board and the Requesting Investors shall use reasonable efforts to pursue the Sale Proposal(s) that represent the maximum consideration for the Members.

(c) In the event that (i) any Sale Proposal presented to the Board and the Requesting Investors pursuant to Section 7.2(b) above is approved by the Requesting Investors in their sole discretion by written notice to the Company and the Investment Bank delivered within thirty (30) days after such presentation (any such Sale Proposal, an “Approved Sale Proposal”), and (ii) the aggregate consideration to be received by the Members pursuant to such Approved Sale Proposal is determined by the Investment Bank to be equal to an amount not less than the fair market value of the Shares, then the Sale of the Company pursuant to such Approved Sale Proposal shall be an Approved Sale under, and as defined in, Section 7.3 below. The Requesting Investors shall have the right to participate in any negotiations with the prospective purchasers in connection with such Approval Sale Proposal.

(d) In the event that any Sale Proposal so presented is not approved by the Requesting Investors within such thirty (30) day period (any such Sale Proposal, a “Rejected Sale Proposal”), then the Company and the Investment Bank shall not pursue such Rejected Sale Proposal.

Section 7.3. Approved Sale of the Company. In the event that the Sale of the Company is either (a) approved by the Board and consented to by the Requesting Investors, or (b) approved by the Requesting Investors pursuant to, and in accordance with, Section 7.2(c) above (any such sale, and “Approved Sale”), then the Requesting Investors shall give notice to the other Members that either the Company or the Requesting Investors intend to enter into such transaction or transactions involving the Sale of the Company, and that the Requesting Members desire to cause the other Members to participate on a pro rata basis in such transaction on the same terms and conditions as available to the Requesting Members; provided, that the Members shall make Seller Representations and shall participate on a pro rata basis with the other

Members in any indemnification obligations related to such transaction (other than with respect to Seller Representations, for which each Member shall be solely responsible). Such notice shall also specify (i) the consideration to be received by the Members and any other material terms and conditions of the proposed transaction, including that all Members will receive in respect of their Shares the same form and amount of consideration per Share, or if any Members are given an option as to the form and amount of consideration to be received, or given a reinvestment opportunity with respect to its proceeds, all Members will be given the same option, (ii) the identity of the other Person or Persons party to the transaction, (iii) the date of completion of the proposed transaction (which date shall be not less than twenty (20) days after the date of the notice) and (iv) the action or actions required of each Member in order to complete or facilitate such proposed transaction (including the sale of a pro rata portion (based on the total number of Shares) of the Shares held by the Members or the voting of all such Shares in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights). The Requesting Investors and the Company agree to provide any further information about the transaction reasonably requested by any Member, subject to any restrictions on disclosure pursuant to applicable law or contract (unless such Member is willing to agree to the terms of any such contract). Upon receipt of such notice, each Member shall be obligated to take the action or actions referred to in clause (iv) above. All out-of-pocket costs and expenses incurred by the Requesting Investors in connection with the consummation of such sale shall be borne by the Requesting Investors and each other Member on a pro rata basis in accordance with the number of Shares being sold by each such Member.

Section 7.4. Transfer of “Request for Sale” Rights. The rights contained in this Article VII shall only be transferable or assignable by a Member (i) to an Affiliate of such Member or (ii) in connection with a transfer of Shares representing at least a majority of the then-outstanding Shares of the Company in compliance with Article IV. No other transfers of the rights contained in this Article VII shall be permitted without the consent of the FF&L Investors and the H&F Investors, as applicable.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 8.1. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 8.2. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (a) each Member and each of the H&F Designated Directors and FF&L Designated Directors has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company or any of its Affiliates, including those deemed to be competing with the Company or any of its subsidiaries; and (b) in the event that a Member, H&F Designated Director or FF&L Designated Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such Member or any other

Person, the Member, H&F Designated Director or FF&L Designated Director shall have no duty (contractual or otherwise) to present such corporate opportunity to the Company or any of its subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates or Members for breach of any duty (contractual or otherwise) by reason of the fact that such Member, H&F Designated Director or FF&L Designated Director, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company.

Section 8.3. Legend on Share Certificates.

(a) The certificates representing the Shares shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A MEMBERS AGREEMENT (THE “AGREEMENT”) DATED NOVEMBER 1, 2005 AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

In the event that any Shares shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof and the delivery of the certificates representing such Shares to the Company for cancellation, issue to such holder a new certificate representing such Shares without the first two sentences of the legend required by this Section 8.3. In the event that any Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof and the delivery of the certificates representing such Shares to the Company for cancellation, issue to such holder a new certificate representing such Shares without the third sentence of the legend required by this Section 8.3.

(b) “Restricted Shares” shall mean all Shares other than (a) Shares the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) Shares with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 under the Securities Act (or any successor provision) under the Securities Act, or (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance satisfactory to the Company, of counsel, who shall be satisfactory to the Company, or (ii) a “no action” letter from the SEC, to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act.

(c) All certificates for Shares representing Restricted Shares hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

Section 8.4. Certain Undertakings.

(a) Prior to entering into any agreement or arrangement with any Person pursuant to which the Company would effect a merger, scheme of arrangement, consolidation, recapitalization or other similar transaction in which the Company would not be the surviving Person, the Company shall, to the extent permitted by applicable law, provide for the assumption of the obligations of the Company set forth in this Agreement by such Person, unless such obligation is waived by the H&F Investors and the FF&L Investors. If the obligations of the Company cannot be assumed by such Person, the Company shall cause such Person to negotiate in good faith with the Members to execute and deliver an agreement among such Person and the Members on terms identical to this Agreement, subject only to modifications required by applicable law or mutually agreed upon by such Person and the H&F Investors and the FF&L Investors.

(b) Prior to a liquidation or reorganization of the Company, the Company shall cause the Person in which the Members will hold securities following such liquidation or reorganization to negotiate in good faith with the Members to execute and deliver an agreement among such Person and the Members on terms identical to this Agreement, subject only to modifications required by applicable law or mutually agreed upon by such Person and the H&F Investors and the FF&L Investors.

Section 8.5. Tax Matters.

(a) The Members hereby agree that the Company is intended to be treated as a partnership for U.S. federal income tax purposes. The Company shall file all necessary tax forms and tax returns on a basis consistent with such intended treatment. Neither the Company nor any Member shall take any action so as to cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b) FF&L (Cayman) shall be the “tax matters partner” of the Company. In the event that FF&L (Cayman) cannot serve as the tax matters partner of the Company, the Members shall select one of the other Members to serve in such capacity; provided, however, that such Member shall serve in such capacity solely as the agent of FF&L (Cayman).

(c) The Members have contributed to the Company the amount set forth opposite their respective names on Exhibit A in exchange for the number of Shares set forth opposite their respective names on Exhibit A. The total capital of each Member in the Company from time to time shall be referred to as the Member’s “Capital.”

(d) A Capital account shall be maintained for each Member on the books of the Company, which account shall set forth the Capital of each Member in the Company. Such Capital account shall be adjusted to reflect the Members’ share of allocations and distributions, and any additional Capital contributions to the Company or withdrawals of Capital from the Company. Such Capital account shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in good faith by the Company.

(e) The Profits or Losses incurred by the Company for each taxable year shall be determined on an annual basis. For each taxable year in which the Company realizes

Profits or Losses, such Profits or Losses, respectively, shall be allocated to the Members in accordance with their percentage ownership interests in the Company. As used herein, “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; and

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

(f) The Company shall use commercially reasonable efforts to cause any initial public offering of Shares or sale of substantially all of its assets to be structured in a manner such that no gain from the sale of any securities or assets is recognized by the Company or any of its subsidiaries if (i) the Company or any such subsidiary is treated as a corporation for U.S. federal income tax purposes at the time of such sale and (ii) such gain (or the distribution of the sale proceeds to the Company or any such subsidiary) would be characterized as “Subpart F” income for U.S. federal income tax purposes.

Section 8.6. Expenses. Each Member shall be responsible for its pro-rata share (based on the number of Shares held by such Member) of (a) all out-of-pocket costs and expenses incurred by any Member in connection with the negotiation and consummation of the transactions contemplated by the Stock Purchase Agreement, including, without limitation, any travel costs and the reasonable fees and expenses of any attorneys, accountants, consultants and other third parties whether or not any such attorney, accountant, consultant or other third party is engaged to represent a Member individually or Members collectively, (collectively, “Expenses”). Each Member acknowledges that this sharing of responsibility for Expenses shall be effected by the Company reimbursing each Member for any such Expenses paid by such Member, and the Members agree to cause the Company to make such reimbursement promptly following the execution and delivery of this Agreement.

ARTICLE IX

ADDITIONAL PARTIES

Section 9.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional parties. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to all of the parties.

ARTICLE X

MISCELLANEOUS

Section 10.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.

Section 10.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 10.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

Section 10.4. Arbitration. Any dispute, controversy or claim (each a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including, without limitation, any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by a panel of three (3) arbitrators selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Rules of Practice and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrators may be entered in any court having jurisdiction thereof. If the parties to any such Dispute are unable to select such arbitrators within fifteen (15) days of the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrators, any party to such Dispute may request that JAMS select such arbitrators, which selection shall be binding on the parties to such Dispute. If (a) two or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (b) the subject matters of such Disputes involve common questions of law or fact and (c) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes are pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first panel of three (3) arbitrators established to settle any such Dispute. If such Disputes are consolidated and more than one panel of three (3) arbitrators has been established to settle any of such Disputes, the parties to such Dispute shall, within twenty (20) days of such consolidation, select one panel of three arbitrators so established to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 10.4 elsewhere, such proceeding shall be conducted and any decision shall be rendered in New York, New York or San Francisco, California, at a venue to be selected by mutual agreement of the parties to such Dispute (provided that if no such venue is agreed to by the parties, then New York, New York shall be the venue). Expenses and costs associated with the submission of any Dispute to arbitration shall be the responsibility of the party against whom a final decision is rendered with respect to that Dispute (provided that in the case of multiple Disputes that are consolidated into a single proceeding, the costs of such proceeding shall be borne on a Dispute-by-Dispute basis by the party against whom a final decision is rendered with respect to each particular Dispute). The award rendered by the arbitrators shall be final and binding on the parties to the Dispute; provided, however, that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief. Except as required by applicable law or the rules of any stock exchange or self regulatory authority, the Members agree to keep confidential any Dispute submitted to arbitration pursuant to this Section 10.4.

Section 10.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 10.6. Consent of the H&F Investors and the FF&L Investors.

(a) If any consent or approval of the H&F Investors is required at any time pursuant to this Agreement, such consent or approval shall be deemed given if the holders of a majority of the outstanding Shares held by the H&F Investors at such time provide such consent or approval in writing or by in-person voting at such time.

(b) If any consent or approval of the FF&L Investors is required at any time pursuant to this Agreement, such consent or approval shall be deemed given if the holders of a majority of the outstanding Shares held by the FF&L Investors at such time provide such consent or approval in writing or by in-person voting at such time.

Section 10.7. Amendment and Waiver.

(a) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and each of the H&F Investors and the FF&L Investors; provided that, in addition to the foregoing, (i) any amendment, modification or waiver of Article II that modifies any representation or warranty given by any Member shall also require the written consent of that Member; (ii) any amendment, modification or waiver of Articles VIII, IX or X shall also require the written consent of each Member adversely affected thereby; and (iii) notwithstanding the foregoing, in the event any Member is not entitled to any particular rights or subject to any particular obligations pursuant to any specific provision of this Agreement, such Member’s consent shall not be required to amend, modify or waive such specific provision if such amendment, modification or waiver does not adversely affect such Member. Any amendment, modification or waiver effected in accordance with the immediately preceding sentence shall be effective and binding on the Company and each Member.

(b) Notwithstanding the foregoing, any addition of a transferee of Shares or a recipient of any Shares as a party hereto pursuant to Article IX shall not constitute an amendment hereto and need be signed only by the Company and such transferee or recipient. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 10.8. Assignment of Rights. Except as otherwise expressly provided herein, the rights of each Member hereunder shall not be assignable.

Section 10.9. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 10.10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered (by courier or otherwise), sent by facsimile transmission or sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, three (3) days after the date of deposit in the United States mail as follows:

If to the Company, to:

c/o Walkers SPV Limited

Walker House

PO Box 908GT

George Town, Grand Cayman

Cayman Islands

Attn: Iain McMurdo

Facsimile: (345) 814-8217

With a copy, which shall not constitute notice, to:

Friedman Fleischer & Lowe LLC

One Maritime Plaza

Suite 1000

San Francisco, California 94111

Attn: David L. Lowe

Facsimile: (415) 402-2111

and

Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, California 94111

Attn: David R. Tunnell

Arrie R. Park

Facsimile: (415) 788-0176

and

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022-4689

Attn: Neil W. Townsend

Facsimile: (212) 752-5378

and

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110-1800

Attn: James Westra

Facsimile: (617) 772-8333

If to the H&F Investors, to:

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, California 94111

Attn: David R. Tunnell

Arrie R. Park

Facsimile: (415) 788-0176

With a copy, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110-1800

Attn: James Westra

Facsimile: (617) 772-8333

If to the FF&L Investors, to:

c/o Friedman Fleischer & Lowe LLC

One Maritime Plaza

Suite 1000

San Francisco, California 94111

Attn: David L. Lowe

Facsimile: (415) 402-2111

With a copy, which shall not constitute notice, to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022-4689

Attention: Neil W. Townsend

Facsimile: (212) 752-5378

If to any other Member who becomes a party to this Agreement pursuant to Article IX, to the address set forth below his, her or its name on the signature pages hereto or set forth on Exhibit A.

Each party may change its address or facsimile number by giving notice of such change of address or facsimile number as provided in this Section 10.10.

Section 10.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 10.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties have caused this Members Agreement to be executed, by their duly authorized officers or agents where applicable, on the day and year first above written.

HFF&L (CAYMAN) HOLDINGS, LTD.

By:	/s/ David R. Tunnell
Name:	David R. Tunnell
Title:	Vice President

FRIEDMAN FLEISCHER & LOWE CAPITAL PARTNERS II (CAYMAN), L.P.

By:	Friedman Fleischer & Lowe GP II (Cayman), L.P., as its General Partner

By:	FFL GP II (Cayman), Inc., as its General Partner

By:	/s/ Rajat Duggal
Name:	Rajat Duggal
Title:	Vice President

FFL PARALLEL FUND II (CAYMAN), L.P.

By:	Friedman Fleischer & Lowe GP II (Cayman), L.P., as its General Partner

By:	FFL GP II (Cayman), Inc., as its General Partner

By:	/s/ Rajat Duggal
Name:	Rajat Duggal
Title:	Vice President

FFL EXECUTIVE PARTNERS II (CAYMAN), L.P.

By:	Friedman Fleischer & Lowe GP II (Cayman), L.P., as its General Partner

By:	FFL GP II (Cayman), Inc., as its General Partner

By:	/s/ Rajat Duggal
Name:	Rajat Duggal
Title:	Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS V (CAYMAN), L.P.

By:	Hellman & Friedman Investors V (Cayman), L.P., as its General Partner

By:	Hellman & Friedman Investors V (Cayman), Ltd., as its General Partner

By:	/s/ David R. Tunnell
Name:	David R. Tunnell
Title:	Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS V (CAYMAN PARALLEL), L.P.

By:	Hellman & Friedman Investors V (Cayman), L.P., as its General Partner

By:	Hellman & Friedman Investors V (Cayman), Ltd., as its General Partner

By:	/s/ David R. Tunnell
Name:	David R. Tunnell
Title:	Vice President